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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549



                            FORM 8-K

                         CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


        Date of Earliest Event Reported:  April 27, 1994


                THE NARRAGANSETT ELECTRIC COMPANY

       (exact name of registrant as specified in charter)








Rhode Island             0-898               05-0187805
(state or other          (Commission         (I.R.S. Employer
jurisdiction of          File No.)           Identification No.)
incorporation)




       280 Melrose Street, Providence, Rhode Island 02907

            (Address of principal executive offices)

                        (401) 941 - 1400
      (Registrant's telephone number, including area code)
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Item 5. Other Events

     The Narragansett Electric Company (Narragansett), a subsidiary of New England Electric System, filed a rate agreement with the Rhode Island Public Utilities Commission (RIPUC) on April 27, 1994. The Agreement between Narragansett and the Rhode Island Division of Public Utilities and Carriers (Division) provides for a 5% base rate discount, excluding fuel costs in base rates, for Narragansett's large commercial and industrial customers (over 200 megawatts) who enter into service extension agreements. The service extension agreements provide for a rolling five-year notice to Narragansett prior to the customer self-generating additional electricity or purchasing electricity from another source. The service extension agreements would contain a clause whereby customers could reduce the notice provision from five to three years by agreeing to repay to Narragansett's storm contingency fund all discounts received during the prior two years with interest. The amount of the proposed discount, assuming all eligible customers participate, is estimated at $4 million per year.

     The Agreement also provides for Narragansett to begin recognizing unbilled revenues for accounting purposes. Unbilled revenues at December 31, 1993, of approximately $14 million would be amortized to income over the twenty-one month period April
1994 through December 1995.

     Narragansett and the Division have requested an effective date for the Agreement of May 15, 1994. The Agreement is subject to review and approval by the RIPUC.

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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                              THE NARRAGANSETT ELECTRIC COMPANY


                              s/John G. Cochrane
                              _________________________
                              John G. Cochrane
                              Assistant Treasurer



April 28, 1994